Exhibit 99.1

RADDOG™, the Robot Dog from AITX’s Subsidiary, Robotic Assistance Devices, to Appear on New FOX Reality Series ‘Stars on Mars’

Detroit, Michigan, May 15, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), have announced that their RADDOG robot will appear on the new TV series “Stars on Mars,” which will debut on FOX on June 5th.

The RADDOG quadruped robots used in the show are the RADDOG 2S units, which are specially designed for the security services and property management industries. In the show, RADDOG will perform the duties of the mission’s security robot as well as being a companion to the crew members.

“We are thrilled that RADDOG will be on Stars on Mars,” said Steve Reinharz, CEO of AITX and RAD. “RADDOG is the result of our mobile robotics team’s incredible work. The show might be fiction set in the future, but RADDOG is what today’s AI innovation can accomplish.”

“Stars on Mars” is an “unscripted” elimination series to see which “celebronaut” will be selected to make a fictional trip to Mars. Star Trek legend William Shatner will play host and assign challenges for the crew and RADDOG to perform.

The Company stated that RADDOG is expected to appear in all of the series’ scheduled episodes. The production of the show is being filmed in Coober Pedy, located in southern Australia.

RADDOG 2S is expected to be available from RAD within the next several months. Its capabilities, other details and pricing will be available in June.

RAD plans to make RADDOG 2S available to dealers and corporate clients within the coming months. Further details, including its capabilities, pricing, and additional specifications, will be made available in June.

Reinharz further added that the Company sent several RADDOGs along with a robotics technician from their R&D group to join the production crew. All reports have been exceptional, with RADDOG performing some amazing tasks, and the entire production team has been a joy to work with and support.

It is worth noting that as previously indicated by the Company, no placement or publicity fees were paid to the production company for RADDOG’s appearance. The production company notified RAD months earlier of their interest in having RADDOG participate in the show.

The debut of “Stars on Mars” on June 5th is highly anticipated and expected to attract a significant audience. This appearance is expected to further strengthen AITX’s position as a leading provider of AI-driven security and productivity solutions.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz